Exhibit
 Number                                                      Exhibit
 ------                                                       -------
(i)(1)(e) Opinion and Consent of Chapman and Cutler for dated November 29, 1999 for all series.
                                                             Exhibit (i)(1)(e)

                            Chapman and Cutler
                          111 West Monroe Street
                         Chicago, Illinois  60603


                           November 29, 1999

Ranson Managed Portfolios
1 North Main
Minot, North Dakota  58703

Re:   Ranson Managed Portfolios

Gentlemen:
    We have served as counsel for the Ranson Managed Portfolios (the "Fund"), which proposes to offer and sell shares of beneficial interest of series of the Fund designated The Kansas Municipal Fund, The Kansas Insured Intermediate Fund, The Nebraska Municipal Fund and The Oklahoma Municipal Fund (collectively, the "Shares") in the manner and on the terms set forth in its Post-Effective Amendment No. 43 (the "Amendment") to its Registration Statement to be filed on or about November 29, 1999 with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended.

    In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth, including the Fund's Declaration of Trust, Bylaws, Registration Statement, actions of the Fund's Board of Trustees at its organizational meeting and a certificate executed by an appropriate officer of the Fund certifying and attaching copies of the Fund's Declaration of Trust, Bylaws, and certain actions of the Board of Trustees of the Fund authorizing the issuance of Shares.

    In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

    Based upon the foregoing, we are of the opinion that:

    The Shares of the Fund which are currently being registered by the Amendment referred to above may be legally and validly issued from time to time in accordance with the Fund's Declaration of Trust dated August 10, 1990, the Fund's Bylaws; and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state

Ranson Managed Portfolios
November 29, 1999
Page 2

laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per share and such Shares, when so sold, will be legally issued and outstanding, fully paid and non-assessable, except that as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

    We hereby consent to the filing of this opinion as an exhibit to the Amendment (File No. 33-6153) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Amendment.

                                                      Respectfully submitted,

                                                  /S/  CHAPMAN AND CUTLER
                                                  -----------------------
                                                             CHAPMAN AND CUTLER